Exhibit 6.1

BELPOINTE PREP, LLC

SECURED PROMISSORY NOTE

$24,000,000	February 16, 2021
Greenwich, Connecticut

FOR VALUE RECEIVED, Belpointe PREP, LLC, a Delaware limited liability company (together with its successors, the “Company”), hereby unconditionally promises to pay to the order of Belpointe REIT, Inc., a Maryland corporation (together with its successors and permitted assigns, the “Holder”), the principal sum of Twenty Four Million Dollars ($24,000,000) together with interest thereon at the rate set forth in Section 1.

1.                   Interest Rate. Interest on the outstanding principal balance of this note (this “Note”) shall accrue at a rate of 0.14% per annum (the “Interest Rate”). Interest shall be calculated on the basis of a 365/366-day year and the actual number of days elapsed. Following the occurrence and during the continuation of an Event of Default (as hereinafter defined), this Note shall accrue interest at a rate that is 2% in excess of the Interest Rate (the “Default Rate”) until such time as the Event of Default is cured or waived as provided herein.

2.                   Maturity. The outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, is due and payable on June 30, 2021 (the “Maturity Date”).

3.                   Prepayment. The Company may, at any time and from time to time, prepay all or any portion of the principal amount of this Note, without penalty or premium. All such prepayments shall be accompanied by the payment of all unpaid interest on the principal amount prepaid accrued to the date of prepayment.

4.                   Method of Payment. Payment of any amounts due hereunder (whether principal or interest) shall be made in United States Dollars by wire transfer of immediately available funds to such bank account as the Holder may from time to time designate in writing. Any payment due hereunder on a date which is not a business day shall be due and payable on the immediately following business day.

5.                   Events of Default. For so long as any obligations under this Note remain outstanding, each of the following shall be an “Event of Default” under this Note:

(a)                 the Company fails to pay any amount due under this Note when due and payable, and such failure continues for thirty (30) days after notice thereof to the Company;

(b)                 the Company makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or files a voluntary petition in bankruptcy, or is adjudicated as bankrupt or insolvent, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation in the United States, or files any answer admitting or failing to deny the material allegations of a petition filed against the Company for any such relief, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, or the Company or its directors or majority equityholders take any action for the purpose of effecting any of the foregoing

(c)                 if, within sixty (60) days after the commencement of any proceeding against the Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, in the United States, such proceeding has not been dismissed or if, within sixty (60) after the appointment without the consent or acquiescence of the Company, of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment has not been vacated;

6.                   Remedies on Default, etc. If an Event of Default has occurred and is continuing, subject to Section 8, the Holder may (a) elect, by written notice to the Company, to declare the entire amount outstanding hereunder to be due and payable in full, whereupon the entire such amount shall be and become due and payable in full, provided, however, that no such notice shall be required in the event of occurrence of one of the events specified in clauses (b) or (c) of Section 5 and if any such event shall occur this Note and all amounts outstanding hereunder shall immediately and automatically be and become due and payable in full without notice or declaration of any kind, and (b) proceed to protect and enforce its rights by a suit or other appropriate proceeding, whether for the specific performance of any agreement contained in this Note, or for an injunction against a violation of any of the terms hereof or in aid of the exercise of any right, power or remedy granted hereby or by law, equity, statute or otherwise. No course of dealing and no delay on the part of the Holder in exercising any right, power or remedy will operate as a waiver thereof or otherwise prejudice the Holder’s rights, powers or remedies. No right, power or remedy conferred hereby is exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, by statute or otherwise. To the extent permitted by applicable law, the Company hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish, the benefit and advantage of any valuation, stay, appraisement, extension or redemption law now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, or otherwise, based on this Note or on any claim for principal of, or interest on, this Note.

7.                   Security Interest. As security for the payment of all amounts owed hereunder, the Company hereby assigns to Holder as security, and grants to Holder, a continuing security interest in all of the assets and property of the Company whether now or hereafter owned, existing or acquired, regardless of where located, including, without limitation, all of the Company’s: (a) Accounts; (b) Certificated Securities; (c) Chattel Paper, including Electronic Chattel Paper; (d) Commercial Tort Claims; (e) Deposit Accounts; (f) Documents; (g) Investment Property; (h) General Intangibles, including without limitation Payment Intangibles; (i) Goods (including all of its Equipment, Fixtures and Inventory), and all embedded software, accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor; (j) Instruments; (k) Intellectual Property; (l) Letter of Credit Rights and Letters of Credit; (m) money (of every jurisdiction whatsoever); (n) Security Entitlements; (o) Supporting Obligations; (p) Uncertificated Securities; (q) all books and records and recorded data relating to any of the foregoing (regardless of the medium of recording or storage); and (r) to the extent not included in the foregoing, other personal property of any kind or description, together with all tangible or intangible property relating thereto, used or useful in connection with any of the foregoing, together with additions and accessions thereto, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing, and all insurance policies and proceeds insuring the foregoing property or any part thereof, including unearned premiums (collectively, the “Collateral”). Capitalized terms used in this Section 7 and not defined in this Note shall have the meanings ascribed to them in the Uniform Commercial Code now in effect in the State of Delaware. If an Event of Default shall have occurred and be continuing, Holder may exercise any or all of the remedies available to it under applicable law with respect to the Collateral. Upon the written request of Holder, the Company shall take any actions that Holder may reasonably request to maintain and prefect Holder’s security interest in the Collateral.

8.                   Amendments and Waivers. Neither this Note nor any term hereof may be amended or waived orally or in writing, except that any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) with (but only with) the written consent of the Company and the Holder.

9.                   Captions. Any headings or captions in this Note are inserted for convenience of reference only. Such headings or captions shall not be deemed to constitute a part of this Note, nor shall they be used to construe or interpret the provisions of this Note.

10.                Notices. All notices, consents, waivers and other communications required or permitted by this Note shall be in writing and shall be deemed given to a party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by email with confirmation of transmission; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and marked to the attention of the person (by name or title) designated below (or to such other address or person as a party may designate by notice to the other parties):

The Company:	Belpointe PREP, LLC 125 Greenwich Avenue, 3rd Floor Greenwich, Connecticut 06830 Email: blacoff@belpointe.com
Holder:	Belpointe REIT, Inc. 125 Greenwich Avenue, 3rd Floor Greenwich, Connecticut 06830 Email: blacoff@belpointe.com

11.                Restrictions on Transfer. THE HOLDER MAY NOT SELL, TRANSFER, ASSIGN, ENCUMBER OR OTHERWISE PLEDGE OR DISPOSE OF THIS NOTE, INCLUDING THE UNDERLYING RIGHT TO RECEIVE PAYMENT HEREUNDER, AT ANY TIME WITHOUT OBTAINING THE PRIOR WRITTEN CONSENT OF THE COMPANY.

12.                Governing Law and Jurisdiction. This Note shall be governed by and construed according to the internal laws (and not the choice of laws) of the State of Delaware.

13.                Severability. In the event any one or more of the provisions of this Note shall for any reason be held invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then, and in either of such events, such provision or provisions only shall be deemed null and void to the minimum extent necessary, and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect.

14.                Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR IN WRITING) OR ACTIONS OF EITHER PARTY.

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Signature page follows.]

IN WITNESS WHEREOF, the Company has through it duly authorized manager executed and delivered this Note as of the date first set forth above written.

BELPOINTE PREP, LLC
By: Belpointe PREP Manager, LLC, its manager

By:	/s/ Brandon E. Lacoff
Name: Brandon E. Lacoff
Title: Manager

Accepted and agreed as of the
date first set forth above:

BELPOINTE REIT, LLC

By:	/s/ Brandon E. Lacoff
Name: Brandon E. Lacoff
Title: President and Chief Executive Officer